EXHIBIT 99.1

Security Bank Corporation Announces 15.4% Dividend Increase

MACON, GA – March 3, 2006

Security Bank Corporation, (NASDAQ: SBKC), announced today that it has declared a first quarter dividend, paying $0.075 per share on March 31, 2006 to shareholders of record on March 13, 2006. This represents a 15.4% increase in Security Bank Corporation’s dividend.

Based on a closing price of $22.95 on March 2, 2006, the announced dividend of $0.075 per share yields 1.31% on an annualized basis. For the year ended December 31, 2005, Security Bank Corporation’s stock price increased 16.5%. Including a dividend of $0.26 per share for 2005, Security Bank Corporation stock had a total return in 2005 of 17.8%.

Based in Macon, Georgia, Security Bank Corporation is a bank holding company with assets of approximately $1.7 billion and total stockholders’ equity of $179.3 million at December 31, 2005. The Company’s wholly-owned bank subsidiaries are Security Bank of Bibb County, Security Bank of Houston County, Security Bank of Jones County and Security Bank of North Metro. The banks maintain 16 full service offices in Central Georgia (Macon, Perry, Warner Robins, and Gray), two full service offices in Coastal Georgia (Brunswick and St. Simons Island) and one full service office in North Metro Atlanta (Woodstock) as well as loan production offices in Hiram and Cumming, Georgia. In addition, Security Bank of Bibb County operates a wholly owned mortgage subsidiary; Fairfield Financial Services, Inc. Fairfield has offices in Macon, Warner Robins, Columbus, Richmond Hill, Gray, Pooler, Woodstock, St. Simons Island, and Brunswick.

Questions about Security Bank Corporation should be directed to Rett Walker at (478) 722-6220 or Jim McLemore at (478) 722-6243.